MLCFC 2006-2 - New Issue $1.84bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-2
Commercial Mortgage Pass-Through Certificates, Series 2006-2

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      KeyBanc Capital Markets, Goldman Sachs, Morgan Stanley
Rating Agencies:  Moodys, S&P

Class Size($mm) (M/S)      WAL   Coupon   Pxd      Price   Yield  Mdur
A1    53.845   Aaa/AAA   2.615  5.773     S+6   100.24861  5.661  2.33
A2    88.159   Aaa/AAA   4.695  5.878     S+15  100.54616  5.770  3.99
A3    54.481   Aaa/AAA   6.832  NW-0.040  S+25  100.54702  5.900  5.46
ASB   91.905   Aaa/AAA   7.156  NW-0.039  S+25  100.54764  5.904  5.64
A4   734.750   Aaa/AAA   9.717  NW-0.007  S+27  100.54752  5.961  7.17
A1A  265.873   Aaa/AAA   9.362  ** NOT OFFERED ****
AM   184.145   Aaa/AAA   9.939  NW-0.000  S+31  100.30778  6.004  7.28
AJ   138.108   Aaa/AAA   9.956  NW-0.000  S+35  100.01633  6.044  7.28

Settle: 6/28/2006 (with 27 days Accrued).  Bonds Pay on 12th.
Legal Final: June 12, 2046
Initial Net WAC: 5.91696155. NW-0.000 coupon means Initial Coupon is 5.91696155
A1 and A2 are Fixed with Net WAC Cap.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

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